Exhibit 99.1

TScan Therapeutics Reports Third Quarter 2024 Financial Results and Provides Corporate Update

Upcoming oral presentation for the ALLOHATM Phase 1 heme trial at the 66th American Society of Hematology (ASH) Annual Meeting and Exposition

Company to host virtual KOL event featuring Ran Reshef, M.D., M.Sc., on Tuesday, December 10th at 8:00 a.m. ET to discuss clinical updates from the ALLOHA Phase 1 trial and heme development strategy

On track to dose first patient with multiplex TCR-T therapy and will provide an update on our Phase 1 study by the end of the year

Cash, cash equivalents, and marketable securities continue to fund operations into the fourth quarter of 2026

WALTHAM, Mass., Nov. 12, 2024 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today reported financial results for the third quarter ended September 30, 2024, and provided a corporate update.

“As we approach the end of the year, we remain committed to advancing our clinical-stage pipeline across both heme and solid tumor malignancies and providing an update on the ALLOHA Phase 1 trial following ASH. We are encouraged to see that none of the 16 patients on the treatment arm relapsed, including five patients at least one-year post-transplant as of the July 8th abstract cutoff date. We look forward to sharing updated data, including several additional patients, at ASH,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “During the third quarter we continued to prioritize screening, enrolling, and dosing patients in the solid tumor program and remain on track to dose our first patient with multiplex therapy and provide an update on our Phase 1 study by the end of the year.”

Recent Corporate Highlights

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The Company recently announced an upcoming oral presentation at the 66th ASH Annual Meeting. The data in the abstract included 16 treatment-arm patients and 11 control-arm patients with a data cutoff of July 8, 2024. No dose limiting toxicities were observed across all treatment-arm patients and the safety profile was generally consistent with hematopoietic cell transplantation (HCT). All treatment-arm patients (16 of 16) were relapse-free and minimal residual disease (MRD)-negative as of the data cutoff, whereas three control-arm patients (3 of 11) relapsed, two of whom died from their disease. These data support both the safety and potential of TSC-100 and TSC-101 to reduce relapses and increase relapse-free survival in patients receiving reduced intensity conditioning HCT. Updated data will be presented at the annual meeting.

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The Company will host a virtual KOL event featuring Ran Reshef, M.D., M.Sc., on Tuesday, December 10th, at 8:00 a.m. ET to discuss the data presented at the ASH Annual Meeting. The Company will also discuss its clinical development strategy for the heme program. Dr. Reshef is the Professor of Medicine and Director of the Cellular Immunotherapy Program at Columbia University Irving Medical Center. Additional details around the call will be provided closer to the event. Registration for the event can be found here.

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The Company recently increased its internal manufacturing capacity as well as identified a global contract development and manufacturing organization (CDMO) with commercial capabilities to support both the heme and solid tumor programs. The Company is on track to transfer the commercial heme manufacturing process to the CDMO in 2025.

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The Company recently presented three posters at the Society for Immunotherapy of Cancer (SITC) 39th Annual Meeting held in Houston, TX and virtually:

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Discovery of a MAGE-A4-specific TCR-T Therapy Candidate for Multiplex Treatment of Solid Tumors
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Preclinical Models for T-Plex, a Customized Multiplexed TCR-T Cell Therapy Addressing Intra-Tumor Antigen and HLA Heterogeneity
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Development of a Target Agnostic Platform to Assess the Reactivity of T Cell Receptor (TCR)-Engineered T Cell (TCR-T) Therapies to Primary Human Tissues

Copies of the presentation materials can be found under the “Publications” section of the Company’s website at tscan.com.

Upcoming Anticipated Milestones

Heme Malignancies Program: TScan’s two lead TCR-T therapy candidates, TSC-100 and TSC-101, are designed to treat residual disease and prevent relapse in patients with acute myeloid leukemia (AML), acute lymphoblastic leukemia (ALL), or myelodysplastic syndrome (MDS) undergoing allogeneic HCT (the ALLOHATM trial, NCT05473910).

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Plans to open expansion cohorts at the proposed recommended Phase 2 dose level to further characterize safety and evaluate translational and efficacy endpoints by the end of 2024.
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One-year clinical and translational data on initial patients to be reported by the end of 2024.
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Initiate a registration trial, pending feedback from regulatory authorities, and plans to report two-year clinical and translational data in 2025.

Solid Tumor Program: TScan continues to expand the ImmunoBank, a collection of therapeutic TCR-Ts that target different cancer-associated antigens presented on diverse HLA types. TScan’s strategy is to treat patients with multiple TCR-Ts to overcome tumor heterogeneity and prevent resistance that may arise from either target or HLA loss (screening protocol: NCT05812027; treatment protocol: NCT05973487).

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Actively screening, enrolling, and dosing patients across the TCR-T therapy candidates.
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Update on solid tumor program expected by the end of 2024.
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Investigational new drug (IND) filing for TCR targeting MAGE-A4 on HLA-A*02:01 (TSC-202-A0201) planned by the end of the year.
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Response data for multiplex therapy anticipated in 2025.

Third Quarter 2024 Financial Results

Revenue: Revenue for the third quarter of 2024 was $1.0 million, compared to $3.9 million for the third quarter of 2023. The decrease was primarily due to timing of research activities pursuant to the Company’s collaboration agreement with Amgen which commenced in May 2023.

R&D Expenses: Research and development expenses for the third quarter of 2024 were $26.3 million, compared to $22.7 million for the third quarter of 2023. The increase of $3.5 million was primarily driven by an increase in clinical studies expense associated with the ongoing enrollment of our ALLOHA Phase 1 heme trial and start-up activities and initial enrollment in our Phase 1 solid tumor clinical trial, as well as an increase in personnel expenses due to additional headcount in support of our expanded research and development activities. Research and development expenses included non-cash stock compensation expense of $1.2 million and $0.9 million for the third quarter of 2024 and 2023, respectively.

G&A Expenses: General and administrative expenses for the third quarter of 2024 were $7.4 million, compared to $5.9 million for the third quarter of 2023. The increase of $1.5 million was primarily driven by an increase in personnel expenses due to increased headcount to support business activities. General and administrative expenses included non-cash stock compensation expense of $1.3 million and $0.4 million for the third quarter of 2024 and 2023, respectively.

Net Loss: Net loss was $29.9 million for the third quarter of 2024, compared to $23.0 million for the third quarter of 2023, and included net interest income of $2.7 million and $1.8 million, respectively.

Cash Position: Cash, cash equivalents, and marketable securities as of September 30, 2024, were $271.1 million, excluding $5.0 million of restricted cash. The Company believes that its existing cash resources will continue to fund its current operating plan into the fourth quarter of 2026.

Share Count: As of September 30, 2024, the Company had issued and outstanding shares of 53,354,124, which consists of 49,077,536 shares of voting common stock and 4,276,588 shares of non-voting common stock, and outstanding pre-funded warrants to purchase 65,587,945 shares of voting common stock at an exercise price of $0.0001 per share.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company’s lead TCR-T therapy candidates, TSC-100 and TSC-101, are in development for the treatment of patients with hematologic malignancies to prevent relapse following allogeneic hematopoietic cell transplantation (the ALLOHATM Phase 1 heme trial). The Company is also developing TCR-T therapy candidates for the treatment of various solid tumors. The Company has developed and continues to expand its ImmunoBank, the Company’s repository of therapeutic TCRs that recognize diverse targets and are associated with multiple HLA types, to provide customized multiplex TCR-T therapies for patients with a variety of cancers.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding the Company’s plans, progress, and timing relating to the Company’s hematologic malignancies program, including clinical updates of the ALLOHA Phase 1 heme trial, presentation of data, opening of expansion cohorts, and initiation of registrational trials; the Company’s plans, progress, and timing relating to the Company’s solid tumor program, including, screening, enrolling, and dosing patients, presentation of data, and submission of additional INDs to expand the ImmunoBank; the progress of the hematologic malignancies and solid tumor programs being indicative or predictive of the success of each program; the engagement of CDMO being indicative of successful initiation or support of manufacturing activities or execution of definitive agreements; the Company’s current and future research and development plans or expectations; the structure, timing and success of the Company’s planned preclinical development, submission of INDs, and clinical trials; the potential benefits of any of the Company’s proprietary platforms, multiplexing, or current or future product candidates in treating patients; the Company’s ability to fund its operating plan with its existing cash, cash equivalents, and marketable securities; and the Company’s goals, strategy and anticipated financial performance. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; TScan’s recently approved INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timeline; TScan’s plans relating to developing and commercializing its TCR-T therapy candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Contacts

Heather Savelle
TScan Therapeutics, Inc.
VP, Investor Relations
857-399-9840
hsavelle@tscan.com

Maghan Meyers
Argot Partners
212-600-1902
TScan@argotpartners.com

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands, except share amount)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$133,118	$133,359
Other assets	214,909	138,790
Total assets	$348,027	$272,149
Liabilities and Stockholders' Equity
Total liabilities	$118,940	$121,282
Total stockholders' equity	229,087	150,867
Total liabilities and stockholders' deficit	$348,027	$272,149
Common stock and pre-funded warrants outstanding (1)	118,942,069	94,840,055

(1) Both periods include outstanding pre-funded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share; 65,587,945 and 47,010,526 pre-funded warrants issued and outstanding at September 30, 2024 and December 31, 2023, respectively.

TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,
	2024	2023
Revenue
Collaboration and license revenue	$1,049	$3,887
Operating expenses:
Research and development	26,262	22,741
General and administrative	7,409	5,894
Total operating expenses	33,671	28,635
Loss from operations	(32,622)	(24,748)
Interest and other income, net	3,693	2,733
Interest expense	(958)	(982)
Net loss	$(29,887)	$(22,997)
Net loss per share, basic and diluted	$(0.25)	$(0.24)
Weighted average common shares outstanding—basic and diluted (2)	118,700,362	94,829,844

(2) For the three months ended September 30, 2024 and 2023, 65,587,945 and 47,010,526 shares of the Company's voting common stock issuable upon exercise of the pre-funded warrants are included as outstanding common stock in the calculation of basic and diluted net loss per share.